Exhibit 99.1

Contact: Office: Email:	Geoff Mogilner Edelman for Quest 312 233 1271 Geoffrey.Mogilner@Edelman.com

Quest Resource Holding Corporation Closes $18.0 Million Underwritten Public Offering of Common Stock and Warrants

Frisco, TX – September 24, 2014 – Quest Resource Holding Corporation (NASDAQ: QRHC) announced today the closing of its previously announced $18.0 million underwritten public offering, consisting of 9,000,000 shares of common stock at a price per share of $1.99, together with warrants to purchase 9,000,000 shares of common stock at a price per warrant of $0.01, for a total of $2.00 for one share and one warrant. The warrants may be exercised for a period of five years at an exercise price of $2.50 per share. Quest has also granted to the underwriters a 45-day option to acquire up to 700,000 additional shares of common stock and/or additional warrants to acquire up to 700,000 shares of common stock.

After deducting the underwriting discounts and commissions and estimated expenses, Quest’s net proceeds from this offering are expected to be approximately $16.3 million, assuming no exercise of the over-allotment option, and $17.6 million, assuming full exercise of the over-allotment option. Quest intends to use the net proceeds from this offering for general corporate purposes and for the repayment of $11.0 million of convertible secured promissory notes held by two principal stockholders and directors of Quest. This repayment, together with the concurrent conversion of the remaining $11.0 million of the convertible secured promissory notes at a price of $2.00 per share, results in an overall reduction of $22.0 million in debt and savings to Quest of approximately $3.3 million per year in interest and financing costs following the closing of the offering.

Maxim Group LLC acted as the sole book running manager in the offering.

A shelf registration statement on Form S-3 relating to the public offering of the shares of common stock and warrants described above was filed with, and declared effective by, the U.S. Securities and Exchange Commission (“SEC”). Preliminary and final prospectus supplements and the accompanying prospectus relating to the offering have been filed with the SEC and are available on the SEC’s website located at www.sec.gov. Electronic copies of the final prospectus supplement and accompanying prospectus may also be obtained from Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174 or via telephone at (212) 895-3745.

This press release does not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Quest Resource Holding Corporation

Quest Resource Holding Corporation provides programs for sustainability, recycling, and resource management. Through its subsidiaries, Quest Resource Management Group, LLC and Earth911, Inc., Quest designs programs, manages their execution, and delivers digital content and data to help consumers and businesses achieve a lower-waste lifestyle. Quest is dedicated to creating a more sustainable and profitable approach for its enterprise clients, and a multifaceted and inclusive medium for sustainability publishing. (NASDAQ: QRHC) (www.QRHC.com)

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding the expected net proceeds from the offering and the expected use thereof and estimates of the savings to Quest of interest and financing costs related to the convertible secured promissory notes following the closing of the offering. These statements are based on Quest’s current expectations, estimates, projections, beliefs, and assumptions. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including, but not limited to, the risks and uncertainties associated with market conditions, risk and uncertainties associated with Quest’s business and finances in general, and other factors discussed in greater detail in Quest’s filings with the SEC, including its prospectus supplement and the accompanying prospectus filed with the SEC on September 19, 2014 and its Annual Report on Form 10-K for the year ended December 31, 2013. You are cautioned not to place undue reliance on such statements and to consult Quest’s SEC filings for additional risks and uncertainties that may apply to Quest’s business and the ownership of its securities. Quest’s forward-looking statements are presented as of the date made, and Quest disclaims any duty to update such statements unless required by law to do so.